Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC EARNS $505 MILLION AND $1.45 DILUTED EPS IN SECOND QUARTER

Net income up 19 percent compared with second quarter 2007

PITTSBURGH, July 17, 2008 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported net income of $505 million, or $1.45 per diluted share, for the second quarter of 2008 compared with net income of $423 million, or $1.22 per diluted share, for the second quarter of 2007 and net income of $377 million, or $1.09 per diluted share, for the first quarter of 2008.

For the first six months of 2008, the company earned net income of $882 million, or $2.54 per diluted share, compared with net income of $882 million, or $2.67 per diluted share, for the first six months of 2007.

“PNC reported strong second quarter results, growing revenue faster than expenses while continuing to manage credit risk effectively,” said James E. Rohr, chairman and chief executive officer. “We remained focused on our customer growth strategies in this challenging environment. As these economic conditions continue, we believe our solid balance sheet, strong capital and liquidity, and diverse revenue mix position us well for the future and allow us to invest in our businesses and grow customer relationships.”

HIGHLIGHTS

•

Net interest income grew 32 percent in the second quarter of 2008 compared with the second quarter of 2007 and 14 percent compared with the linked quarter reflecting a significant decline in funding costs. The net interest margin expanded to 3.47 percent compared with 3.03 percent in the second quarter of 2007 and 3.09 percent in the first quarter of 2008.

•	Noninterest income increased 9 percent compared with the second quarter of 2007 and 10 percent compared with the prior quarter. Diversity of noninterest revenue continued to differentiate PNC.

•

PNC created positive operating leverage by growing revenue while controlling noninterest expense. Revenue growth of 16 percent exceeded noninterest expense growth of 9 percent in the first half of 2008 compared with the same period in 2007.

•

Net income for the second quarter of 2008 included an after-tax gain of $52 million on the mark to market of our BlackRock long-term incentive plan (LTIP) shares obligation and $24 million of after-tax integration costs. Apart from these items, net income for the second quarter was $477 million, or $1.37 per diluted share.

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PNC Earns $505 Million and $1.45 Diluted EPS in Second Quarter – Page 2

•

Average loans for the second quarter increased 15 percent over second quarter 2007 and 5 percent compared with the first quarter of 2008. Average deposits for the second quarter increased 7 percent compared with the second quarter of 2007 and 3 percent compared with the linked quarter.

•

PNC lowered certain market risk positions during the second quarter by reducing its commercial mortgage loans held for sale position by approximately 23 percent and trading assets by approximately 22 percent, resulting in increased hedge coverage in connection with these activities.

•

Overall asset quality continued to be manageable in a challenging credit environment. Coverage ratio of the allowance for loan and lease losses to total loans improved to 1.35 percent at June 30, 2008 from 1.09 percent at June 30, 2007 and 1.22 percent at March 31, 2008.

•	PNC continued to maintain a strong capital position. The estimated Tier 1 risk-based capital ratio increased to 8.1 percent at June 30, 2008 compared with 7.7 percent at March 31, 2008.

CONSOLIDATED REVENUE REVIEW

Net interest income totaled $977 million for the quarter, an increase of 32 percent compared with $738 million for second quarter 2007 and an increase of 14 percent compared with $854 million for the linked quarter. The net interest margin in the second quarter of 2008 increased to 3.47 percent compared with 3.03 percent in the second quarter of 2007 and 3.09 percent in the first quarter of 2008. The increase in net interest income and the margin for both periods of comparison was primarily due to the benefit of declining interest rates on PNC’s liability sensitive balance sheet that resulted in lower funding costs. Acquisitions also contributed to the growth in net interest income in both comparisons.

Noninterest income totaled $1.062 billion for the second quarter of 2008 compared with $975 million for the same quarter of 2007 and $967 million for the first quarter of 2008. Noninterest income increased $95 million, or 10 percent, compared with the linked quarter due to higher corporate service fees, service charges on deposits and fund servicing fees as well as consumer service fees apart from the impact of the sale of J.J.B. Hilliard, W. L. Lyons, LLC on March 31, 2008. Noninterest income for the second quarter of 2008 also included a net gain of $21 million on valuations of commercial mortgage loans and commitments held for sale, net of hedges, compared with a net loss of $177 million in the first quarter, trading income of $53 million primarily driven by customer trading activity compared with a loss of $76 million in the linked quarter mainly due to proprietary trading activity, and a gain of $80 million related to PNC’s BlackRock LTIP shares obligation compared with a $40 million gain in the linked quarter. First quarter 2008 noninterest income included a gain of $114 million on the sale of Hilliard Lyons, a gain of $95 million on the partial share redemption of PNC’s Visa ownership, and net gains on securities transactions of $41 million.

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PNC Earns $505 Million and $1.45 Diluted EPS in Second Quarter – Page 3

Noninterest income increased $87 million, or 9 percent, compared with the prior year second quarter. Fund servicing, asset management and corporate service fees as well as consumer service fees apart from the impact of the sale of Hilliard Lyons grew in the year over year comparison. The comparison was also impacted by the second quarter 2008 gain related to PNC’s BlackRock LTIP shares obligation and higher trading results.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense for the second quarter of 2008 was $1.115 billion compared with $1.040 billion in the prior year second quarter and $1.042 billion for the first quarter of 2008. The 7 percent increase in the linked quarter comparison was primarily due to the comparative impact of the first quarter 2008 reversal of $43 million of an indemnification obligation related to certain Visa litigation recorded in the fourth quarter of 2007 and the acquisition of Sterling Financial Corporation on April 4, 2008, partially offset by the impact of the sale of Hilliard Lyons. The 7 percent increase in noninterest expense compared with the second quarter of 2007 primarily resulted from investments in growth initiatives, including acquisitions, partially offset by the sale of Hilliard Lyons.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $142.8 billion at June 30, 2008 compared with $125.7 billion at June 30, 2007 and $140.0 billion at March 31, 2008. The increase compared with June 30, 2007 was primarily due to growth in loans and securities along with the impact of acquisitions. The increase compared with the linked quarter end was attributable to acquisitions and higher securities partially offset by lower trading assets.

Average loans were $72.8 billion for the quarter and increased $9.3 billion, or 15 percent, compared with the year-earlier second quarter and $3.5 billion, or 5 percent, compared with the first quarter of 2008. The increase in average loans compared with the second quarter of 2007 was primarily a result of acquisitions and higher commercial loans. The increase compared with the linked quarter was mainly due to acquisitions, growth in commercial loans and the impact of the transfer of education loans previously held for sale to the loan portfolio during the first quarter of 2008.

Average securities available for sale for the second quarter of 2008 were $31.4 billion, an increase of $5.0 billion, or 19 percent, compared with the second quarter of 2007 and an increase of $1.5 billion, or 5 percent, compared with the first quarter of 2008. The increase in securities over the prior year second quarter was primarily due to the addition of commercial mortgage-backed and residential mortgage-backed securities as part of the company’s balance sheet management activities. Securities available for sale increased by $2.5 billion at June 30, 2008 compared with March 31, 2008 primarily due to net securities purchases.

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PNC Earns $505 Million and $1.45 Diluted EPS in Second Quarter – Page 4

Average loans held for sale were $2.4 billion for the second quarter of 2008, a decrease of $.3 billion compared with the second quarter of 2007 and a decrease of $1.3 billion compared with the first quarter of 2008. The linked quarter decline was primarily due to the transfer of approximately $1.8 billion of education loans previously held for sale to the loan portfolio during the first quarter of 2008 and the securitization and sale of $.5 billion of commercial mortgage loans held for sale. The portfolio of commercial mortgage loans held for sale intended for securitization was $1.6 billion at June 30, 2008 compared with $2.1 billion at March 31, 2008.

Average deposits of $84.0 billion grew $5.8 billion, or 7 percent, compared with the second quarter of 2007 and $2.4 billion, or 3 percent, compared with the linked quarter. Average deposits increased from the prior year second quarter as a result of acquisitions and growth in money market and time deposits. In the linked quarter comparison, average deposits increased due to the Sterling acquisition and growth in retail money market deposits somewhat offset by a decrease in time deposits in foreign offices and a decline in legacy retail certificates of deposit.

Average borrowed funds for the second quarter of 2008 were $31.1 billion, an increase of $9.8 billion compared with the second quarter of 2007 and a decrease of $1.0 billion compared with the first quarter of 2008. The increase over second quarter 2007 was due to new borrowings to fund acquisitions and earning asset growth.

PNC’s Tier 1 risk-based capital ratio was an estimated 8.1 percent at June 30, 2008 compared with 8.3 percent at June 30, 2007 and 7.7 percent at March 31, 2008. The decline in the ratio from June 30, 2007 was primarily due to the impact of acquisitions, which increased risk-weighted assets and goodwill, and organic balance sheet growth. The increase in the ratio from March 31, 2008 resulted mainly from retained earnings and the second quarter issuance of noncumulative preferred securities that qualified as Tier 1 capital, partially offset by the Sterling acquisition. PNC issued approximately 4.6 million shares of common stock and paid approximately $224 million in cash to Sterling shareholders at closing of the acquisition in April 2008. The company has not actively engaged in share repurchase activity during 2008. In April 2008, the second quarter dividend was increased by five percent, or three cents, to 66 cents a share. In July 2008, the PNC board of directors declared a third quarter common stock cash dividend of 66 cents a share.

ASSET QUALITY REVIEW

Overall asset quality at PNC performed as expected in the challenging credit environment and remained at a manageable level. The company continued to focus on maintaining a moderate risk profile. The provision for credit losses for the second quarter of 2008 was $186 million compared with $54 million in the second quarter of 2007 and $151 million in the first quarter of 2008. The increase in the provision compared with the linked quarter was primarily attributable to general credit quality migration, including residential real estate development exposure in the commercial real estate portfolio and related sectors, and growth in total credit exposure.

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PNC Earns $505 Million and $1.45 Diluted EPS in Second Quarter – Page 5

Net charge-offs for the second quarter of 2008 were $112 million, or .62 percent of average loans, compared with net charge-offs of $32 million, or .20 percent, for the second quarter of 2007 and net charge-offs of $98 million, or .57 percent, for the first quarter of 2008. The increases in net charge-offs were primarily due to commercial loans in the prior year second quarter comparison and commercial real estate and consumer loans in both periods of comparison.

The allowance for loan and lease losses to total loans improved to 1.35 percent at June 30, 2008 from 1.09 percent at June 30, 2007 and 1.22 percent at March 31, 2008.

Nonperforming assets at June 30, 2008 were $733 million, or 1.00 percent of total loans and foreclosed assets, compared with ratios of .40 percent at June 30, 2007 and .87 percent at March 31, 2008. Nonperforming assets increased $473 million compared with the balance a year ago and $118 million compared with March 31, 2008. The increases were primarily due to higher nonaccrual residential real estate development loans. Nonperforming assets to total assets were .51 percent at June 30, 2008 compared with .21 percent at June 30, 2007 and .44 percent at March 31, 2008. The allowance for loan and lease losses to nonperforming loans was 142 percent at June 30, 2008, 303 percent at June 30, 2007 and 151 percent at March 31, 2008.

BUSINESS SEGMENT RESULTS

Retail Banking

Retail Banking earned $140 million for the quarter compared with $222 million for the year-ago quarter and $195 million for the first quarter of 2008. The decline from the prior year second quarter was driven by an increase in the provision for credit losses and lower net interest income. The decline from the linked quarter was primarily attributable to the first quarter after-tax gain of $62 million related to the Visa initial public offering. The declines in both period comparisons were partially offset by the net benefits from the Yardville and Sterling acquisitions.

Retail Banking overview:

•	Customer growth continued. Reported checking relationships increased by a net 23,000 since March 31, 2008.

•

Net interest income for the second quarter of 2008 declined $34 million, or 6 percent, compared with the second quarter of 2007 and was flat with the linked quarter. Both comparisons were negatively impacted by a lower value attributed to deposits in the declining rate environment partially offset by benefits from acquisitions.

•

Noninterest income for the quarter increased $2 million compared with the prior year second quarter and declined $71 million, or 15 percent, compared with the first quarter of 2008. The decline compared with the linked quarter was driven by the Visa gain of $95 million in the first quarter. Both period comparisons benefitted from acquisitions and higher consumer related fees.

•

Noninterest expense for the quarter increased $40 million, or 8 percent, compared with the prior year second quarter and $31 million, or 6 percent, over the linked quarter. The increases in expense were attributable to acquisitions, expense directly associated with fee income-related activities and investments in the business.

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PNC Earns $505 Million and $1.45 Diluted EPS in Second Quarter – Page 6

•

Provision for credit losses was $90 million for the second quarter of 2008 compared with $37 million in the prior year quarter and $104 million in the linked quarter. The provision over the last several quarters is reflective of the current economic and credit environment in PNC’s markets, mainly driven by credit migration of portfolios primarily in Maryland, Virginia and New Jersey related to residential real estate development and related sectors.

•

Average loan balances increased $4.6 billion, or 13 percent, over the year-ago quarter and $2.5 billion, or 7 percent, compared with the first quarter of 2008. The growth over both periods of comparison primarily resulted from acquisitions and the transfer of education loans from held for sale to the loan portfolio during the first quarter of 2008.

•

Average deposit balances increased $1.3 billion, or 2 percent, over the previous year second quarter and $2.7 billion, or 5 percent, compared with the linked quarter. Increases over both periods of comparison primarily resulted from acquisitions and in the linked quarter comparison money market deposits experienced core growth. Increases in both comparisons were partially offset by lower certificates of deposit apart from acquisitions as a result of a focus on relationship customers rather than rate-seeking single service customers. The deposit strategy of Retail Banking is to remain disciplined on pricing while targeting specific products and markets for growth.

•

PNC had 1,153 branches and an ATM network of 4,015 machines at June 30, 2008. The Sterling acquisition contributed 65 branches and 62 ATMs. PNC opened three new branches and consolidated 11 branches during the second quarter.

Corporate & Institutional Banking

Corporate & Institutional Banking earned $134 million in the second quarter of 2008 compared with $122 million in the second quarter of 2007 and $2 million in the first quarter of 2008. In the prior year second quarter comparison, higher revenue was somewhat offset by increases in the provision for credit losses and noninterest expense. The linked quarter increase in earnings was impacted by a significant increase in noninterest income somewhat offset by an increase in the provision.

Corporate & Institutional Banking overview:

•

Net interest income for the second quarter of 2008 grew $56 million, or 29 percent, compared with the second quarter of 2007 and $9 million, or 4 percent, compared with the first quarter of 2008. The increases were due to organic loan growth and, in the prior year comparison, as a result of higher loans held for sale and acquisitions.

•

Corporate service fees were $145 million in the second quarter of 2008 compared with $139 million in the second quarter of 2007 and $123 million in the first quarter of 2008. The increases were driven by higher capital markets and treasury management fee revenue somewhat offset by lower merger and acquisition advisory fees. In the linked quarter comparison the increase was also due to higher commercial mortgage loan servicing revenue.

•

Other noninterest income was $87 million for the second quarter of 2008 compared with $48 million in the prior year second quarter and negative $122 million in the first quarter of 2008. Second quarter 2008 reflected $21 million of income related to valuations of commercial mortgage loans and commitments held for sale, net of hedges, compared with losses of $177 million in the linked quarter. Trading revenue from customer activity also increased in both comparisons.

•

Noninterest expense increased $18 million, or 9 percent, compared with the second quarter of 2007 and decreased $5 million, or 2 percent, compared with the linked quarter. The increase over second quarter 2007 was primarily due to the impact of the acquisition of ARCS Commercial Mortgage in July 2007 and expense associated with other growth initiatives.

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PNC Earns $505 Million and $1.45 Diluted EPS in Second Quarter – Page 7

•

Provision for credit losses was $72 million in the second quarter of 2008 compared with $17 million in the second quarter of 2007 and $49 million in the linked quarter. The increases in the provision were primarily due to credit quality migration mainly related to residential real estate development and related sectors along with growth in total credit exposure.

•

Average loan balances increased $4.4 billion, or 21 percent, from the prior year second quarter and $1.2 billion, or 5 percent, compared with the first quarter of 2008. The increases primarily resulted from organic loan growth and acquisitions.

•

Average deposit balances for the quarter increased $2.2 billion, or 17 percent, compared with the second quarter of 2007 and $.4 billion, or 2 percent, compared with the linked quarter. The increase over the 2007 quarter was mainly due to higher client time deposits and the impact of acquisitions. The linked quarter increase primarily resulted from higher client money market and time deposits.

•

The commercial mortgage servicing portfolio was $248 billion at June 30, 2008 compared with $222 billion at June 30, 2007 and $244 billion at March 31, 2008. The increase over the prior year second quarter relates in part to the ARCS acquisition, which added $13 billion of commercial mortgage servicing.

Global Investment Servicing

Global Investment Servicing, formerly known as PFPC, earned $33 million for the second quarter of 2008 compared with $32 million for the second quarter of 2007 and $30 million for the first quarter of 2008.

Servicing revenue increased $28 million, or 13 percent, from the second quarter of 2007 and $6 million, or 3 percent, from the linked quarter. The increase compared with the 2007 quarter primarily resulted from the acquisitions of Albridge Solutions Inc. and Coates Analytics, LP in December 2007 and growth in offshore operations. The linked quarter increase reflected fee income growth primarily from new business and growth from existing clients. Operating expense increased $28 million, or 18 percent, from the year ago quarter and $5 million, or 3 percent, from the linked quarter as a result of investments in technology, a larger employee base to support business growth and costs related to the acquisitions.

Global Investment Servicing provided accounting/administration services for $988 billion of net fund assets and provided custody services for $471 billion of fund assets as of June 30, 2008 compared with $868 billion and $467 billion, respectively, on June 30, 2007 and $1.0 trillion and $476 billion, respectively, at March 31, 2008. Total fund assets serviced by Global Investment Servicing were $2.6 trillion at June 30, 2008 compared with asset servicing levels of $2.4 trillion at June 30, 2007 and $2.6 trillion at March 31, 2008.

Other, including BlackRock

The “Other, including BlackRock” category, for the purposes of this release, includes the earnings and gains or losses related to PNC’s equity interest in BlackRock and those related to Hilliard Lyons, integration costs, asset and liability management activities including net securities gains or losses and certain trading activities, equity management activities, differences between business segment performance reporting and financial statement reporting under GAAP, corporate overhead and intercompany eliminations.

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PNC Earns $505 Million and $1.45 Diluted EPS in Second Quarter – Page 8

PNC recorded earnings of $198 million in Other for the second quarter of 2008 compared with $47 million in the second quarter of 2007 and $150 million in the first quarter of 2008. In the linked quarter comparison, the increase in earnings primarily resulted from trading losses incurred in the first quarter, and higher net interest income and a higher net gain related to PNC’s BlackRock LTIP shares obligation in the second quarter of 2008. These increases were somewhat offset by the comparative impact of the first quarter 2008 reversal of an indemnification obligation related to certain Visa litigation, first quarter net securities gains, gain on sale of Hilliard Lyons and equity management gains, and higher integration costs in the second quarter. In the comparison with the second quarter of 2007, earnings increased mainly due to higher net interest income and a net gain related to PNC’s BlackRock LTIP shares obligation compared with a net loss in the prior year quarter, somewhat offset by higher integration costs.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Chief Financial Officer Richard J. Johnson will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at 800-990-2718 or 706-643-0187 (international). The related financial supplement and presentation slides to accompany the conference call remarks may be found at www.pnc.com/investorevents. A taped replay of the call will be available for one week at 800-642-1687 or 706-645-9291 (international), conference ID 53775254.

In addition, Internet access to the call (listen only) and to PNC’s second quarter 2008 earnings release, supplemental financial information and presentation slides will be available at www.pnc.com/investorevents. A replay of the webcast will be available on PNC’s Web site for 30 days.

The PNC Financial Services Group, Inc. (www.pnc.com) is one of the nation’s largest diversified financial services organizations providing retail and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

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PNC Earns $505 Million and $1.45 Diluted EPS in Second Quarter – Page 9

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses and/or other matters regarding or affecting PNC that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “will,” “project” and other similar words and expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

Our forward-looking statements are subject to the following principal risks and uncertainties. We provide greater detail regarding some of these factors in our Form 10-K for the year ended December 31, 2007 and our first quarter 2008 Form 10-Q, including in the Risk Factors and Risk Management sections of those reports, and in our other SEC reports. Our forward-looking statements may also be subject to other risks and uncertainties, including those that we may discuss elsewhere in this news release or in our filings with the SEC, accessible on the SEC’s website at www.sec.gov and on or through our corporate website at www.pnc.com/secfilings.

•

Our businesses and financial results are affected by business and economic conditions, both generally and specifically in the principal markets in which we operate. In particular, our businesses and financial results may be impacted by:

•	Changes in interest rates and valuations in the debt, equity and other financial markets.

•	Disruptions in the liquidity and other functioning of financial markets, including such disruptions in the markets for real estate and other assets commonly securing financial products.

•	Actions by the Federal Reserve and other government agencies, including those that impact money supply and market interest rates.

•	Changes in our customers’, suppliers’ and other counterparties’ performance in general and their creditworthiness in particular.

•	Changes in customer preferences and behavior, whether as a result of changing business and economic conditions or other factors.

•

A continuation of recent turbulence in significant portions of the global financial markets could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities and indirectly by affecting the economy generally.

•

Given current economic and financial market conditions, our forward-looking financial statements are subject to the risk that these conditions will be substantially different than we are currently expecting. These statements are based on our current expectations that interest rates will remain low through 2008 with continued wide market credit spreads and our view that national economic conditions currently point toward a mild recession followed by a subdued recovery.

•

Our operating results are affected by our liability to provide shares of BlackRock common stock to help fund certain BlackRock long-term incentive plan (“LTIP”) programs, as our LTIP liability is adjusted quarterly (“marked-to-market”) based on changes in BlackRock’s common stock price and the number of remaining committed shares, and we recognize gain or loss on such shares at such times as shares are transferred for payouts under the LTIP programs.

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PNC Earns $505 Million and $1.45 Diluted EPS in Second Quarter – Page 10

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Legal and regulatory developments could have an impact on our ability to operate our businesses or our financial condition or results of operations or our competitive position or reputation. Reputational impacts, in turn, could affect matters such as business generation and retention, our ability to attract and retain management, liquidity and funding. These legal and regulatory developments could include: (a) the unfavorable resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to laws and regulations involving tax, pension, education lending, and the protection of confidential customer information; and (e) changes in accounting policies and principles.

•

Our business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through the effective use of third-party insurance, derivatives and capital management techniques.

•

The adequacy of our intellectual property protection, and the extent of any costs associated with obtaining rights in intellectual property claimed by others, can impact our business and operating results.

•	Our ability to anticipate and respond to technological changes can have an impact on our ability to respond to customer needs and to meet competitive demands.

•	Our ability to implement our business initiatives and strategies could affect our financial performance over the next several years.

•	Competition can have an impact on customer acquisition, growth and retention, as well as on our credit spreads and product pricing, which can affect market share, deposits and revenues.

•

Our business and operating results can also be affected by widespread natural disasters, terrorist activities or international hostilities, either as a result of the impact on the economy and capital and other financial markets generally or on us or on our customers, suppliers or other counterparties specifically.

•

Also, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance relating to our equity interest in BlackRock, Inc. are discussed in more detail in BlackRock’s filings with the SEC, including in the Risk Factors sections of BlackRock’s reports. BlackRock’s SEC filings are accessible on the SEC’s website and on or through BlackRock’s website at www.blackrock.com.

We grow our business from time to time by acquiring other financial services companies. Acquisitions in general present us with risks in addition to those presented by the nature of the business acquired. In particular, acquisitions may be substantially more expensive to complete (including as a result of costs incurred in connection with the integration of the acquired company) and the anticipated benefits (including anticipated cost savings and strategic gains) may be significantly harder or take longer to achieve than expected. In some cases, acquisitions involve our entry into new businesses or new geographic or other markets, and these situations also present risks resulting from our inexperience in these new areas. As a regulated financial institution, our pursuit of attractive acquisition opportunities could be negatively impacted due to regulatory delays or other regulatory issues. Regulatory and/or legal issues related to the pre-acquisition operations of an acquired business may cause reputational harm to PNC following the acquisition and integration of the acquired business into ours and may result in additional future costs arising as a result of those issues. Our recent acquisition of Sterling Financial Corporation (“Sterling”) presents regulatory and litigation risk, as a result of financial irregularities at Sterling’s commercial finance subsidiary, that may impact our financial results.

[TABULAR MATERIAL FOLLOWS]

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The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS

Dollars in millions, except per share data

	Three months ended			Six months ended
	June 30 2008	March 31 2008	June 30 2007	June 30 2008	June 30 2007
Revenue
Net interest income	$977	$854	$738	$1,831	$1,361
Noninterest income	1,062	967	975	2,029	1,966

Total revenue	$2,039	$1,821	$1,713	$3,860	$3,327

Noninterest expense	$1,115	$1,042	$1,040	$2,157	$1,984

Net income	$505	$377	$423	$882	$882

Diluted earnings per common share	$1.45	$1.09	$1.22	$2.54	$2.67
Cash dividends declared per common share	$.66	$.63	$.63	$1.29	$1.18

SELECTED RATIOS
Net interest margin (a)	3.47%	3.09%	3.03%	3.28%	3.00%
Noninterest income to total revenue (b)	52	53	57	53	59
Efficiency (c)	55	57	61	56	60
Return on:
Average tangible common shareholders’ equity	37.47%	27.27%	26.11%	32.30%	26.59%
Average common shareholders’ equity	13.99	10.62	11.61	12.32	13.39
Average assets	1.44	1.08	1.38	1.26	1.54

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform with the current period presentation.

(a)	Calculated as annualized taxable-equivalent net interest income divided by average earning assets. The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of margins for all earning assets, we use net interest income on a taxable-equivalent basis in calculating net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended June 30, 2008, March 31, 2008, and June 30, 2007 were $10 million, $9 million, and $8 million, respectively. The taxable-equivalent adjustments to net interest income for the six months ended June 30, 2008 and June 30, 2007 were $19 million and $14 million, respectively.
(b)	Calculated as noninterest income divided by the sum of net interest income and noninterest income.
(c)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

BUSINESS SEGMENT EARNINGS (a) (b)

In millions

	Three months ended			Six months ended
	June 30 2008	March 31 2008	June 30 2007	June 30 2008	June 30 2007
Retail Banking (c)	$140	$195	$222	$335	$419
Corporate & Institutional Banking	134	2	122	136	254
Global Investment Servicing (formerly, PFPC)	33	30	32	63	63
Other, including BlackRock (b) (c)	198	150	47	348	146

Total consolidated net income	$505	$377	$423	$882	$882

(a)	Our business segment information is presented based on our management accounting practices and management structure. We refine our methodologies from time to time as our management accounting practices are enhanced and our businesses and management structure change.
(b)	We consider BlackRock to be a separate reportable business segment but have combined its results with Other for this presentation. Our second quarter 2008 report on Form 10-Q will provide additional business segment disclosures for BlackRock.
(c)	Amounts for the periods presented reflect the reclassification of the results of Hilliard Lyons, which we sold on March 31, 2008, and the gain on such sale from Retail Banking to “Other, including BlackRock.”

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

	June 30 2008	March 31 2008	June 30 2007
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$142,771	$139,991	$125,651
Loans, net of unearned income	73,040	70,802	64,714
Allowance for loan and lease losses	988	865	703
Securities available for sale	31,032	28,581	25,903
Loans held for sale	2,288	2,516	2,562
Goodwill and other intangibles	9,928	9,349	8,658
Equity investments	6,376	6,187	5,584
Deposits	84,689	80,410	77,221
Borrowed funds	32,472	32,779	24,516
Shareholders’ equity	15,108	14,423	14,504
Common shareholders’ equity	14,602	14,416	14,497
Book value per common share	42.17	42.26	42.36
Common shares outstanding (millions)	346	341	342
Loans to deposits	86%	88%	84%

ASSETS ADMINISTERED (billions)
Managed	$66	$65	$77
Nondiscretionary	111	111	111

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$988	$1,000	$868
Custody assets	471	476	467

CAPITAL RATIOS
Tier 1 risk-based (a)	8.1%	7.7%	8.3%
Total risk-based (a)	11.8	11.4	11.8
Leverage (a)	7.3	6.8	7.3
Tangible common equity (b)	4.3	4.7	5.5
Common shareholders’ equity to assets	10.2	10.3	11.5

ASSET QUALITY RATIOS
Nonperforming loans to total loans	.95%	.81%	.36%
Nonperforming assets to total loans and foreclosed assets	1.00	.87	.40
Nonperforming assets to total assets	.51	.44	.21
Net charge-offs to average loans (for the three months ended)	.62	.57	.20
Allowance for loan and lease losses to loans	1.35	1.22	1.09
Allowance for loan and lease losses to nonperforming loans	142	151	303

(a)	The ratios as of June 30, 2008 are estimated.
(b)	Common shareholders’ equity less goodwill and other intangible assets net of deferred taxes (excluding mortgage servicing rights) divided by assets less goodwill and other intangible assets net of deferred taxes (excluding mortgage servicing rights).